EXHIBIT 99.1

[EnPro Industries Logo]

News Release
Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com

EnPro Industries Reports Third Quarter 2003 Results

•	Segment profits improve by 8% despite lower sales

•	Segment return on sales improves to 12.2% from 11.0% a year ago

•	Cost reductions, Pikotek acquisition expected to benefit fourth quarter results

CHARLOTTE, N.C., October 30, 2003 — EnPro Industries, Inc. (NYSE: NPO), a leading manufacturer of engineered industrial products, today reported net income of $7.3 million, or $0.35 a share, for the third quarter of 2003. This compares with a net loss of $0.5 million, or $0.02 a share, in the third quarter of 2002. Earnings per share are expressed on a diluted basis throughout this release.

The improvement in net income in 2003 came on sales of $168.8 million, a decrease of 3% from a year ago, when sales were $174.2 million, and included a $1.5 million pre-tax gain on a partial repurchase of TIDES long-term debt.

Excluding items management does not believe reflect the company’s operating performance, non-GAAP as adjusted net income in the third quarter of 2003 was $5.9 million, or $0.28 a share, compared to $6.4 million, or $0.32 a share, in 2002. Among the items excluded are changes in the fair value of call options on Goodrich common stock held in connection with the TIDES and the previously mentioned gain on the repurchase of the TIDES. A full reconciliation of these non-GAAP results to our GAAP results is available in the attached non-GAAP supplemental financial measures schedule.

Segment profits increased by 8% to $20.7 million in the third quarter of 2003, compared to $19.2 million a year ago, reflecting a stronger euro in 2003 and certain asset write offs and restructuring charges, which reduced segment profits in 2002. These benefits were partially offset by lower volumes at several of the company’s operations. The increase in segment profits was more than offset by asbestos-related expenses which were higher due to timing of payments in 2002, when they were skewed to the first half of the year, and increased corporate expenses, mostly relating to severance costs. Higher asbestos costs and corporate costs resulted in a decline in operating income. Asbestos-related expenses for the nine months of 2003 are about the same as a year ago.

“With a few, small exceptions, our markets continue to be soft,” said Ernie Schaub, President and Chief Executive Officer. “We have been able to offset these conditions somewhat through productivity improvements and other internal actions. In the current environment, we will remain focused on these initiatives to strengthen our operating performance.

“Our cash balances remain strong and have benefited from the performance of our operations and the continued effective management of asbestos settlements and insurance collections,” Schaub continued. “After the close of the quarter, we used cash to make our largest acquisition to date with the purchase of

Pikotek, which we expect to be accretive to our fourth quarter earnings. “ Pikotek’s operations will be included in EnPro’s Sealing Products segment.

New asbestos filings declined to a four-year low in the third quarter of 2003, following a surge in claims in the second half of 2002 and the first half of 2003 as plaintiffs anticipated reform legislation in Mississippi, Texas and West Virginia, and faced uncertainty about the prospects for and terms of proposed federal legislation. Although the low level of new claims in the third quarter is not sufficient to indicate a trend, Schaub said the company continues to believe that new claims should decline in line with data from studies of asbestos-related diseases which shows the incidence of serious asbestos-related disease is past its peak.

For the first nine months of 2003, sales improved to $551.1 million from $532.7 million in the first nine months of 2002, primarily due to a stronger euro. Income from continuing operations for the first nine months of 2003 was $24.8 million, or $1.21 a share, compared with a loss from continuing operations of $12.8 million, or $0.63 a share, in the first nine months of 2002. Non-GAAP as adjusted net income in the first nine months of 2003 was $22.5 million, or $1.10 a share, compared to $17.7 million, or $0.88 a share, a year ago. A full reconciliation of these non-GAAP results to our GAAP results is available in the attached supplemental non-GAAP financial measures schedule.

Sealing Products

Sealing Products segment profits increased 6% as segment sales improved by 2%. The higher profits reflect the strength of Stemco’s heavy-duty trucking market and the benefit of a stronger euro at Garlock Sealing Technologies in 2003, as well as charges related to asset write-offs which reduced results in 2002. Sales improved primarily because of higher activity at Stemco. Excluding the effect of a stronger euro, Garlock experienced a small decline in sales volumes as its key process markets, particularly pulp and paper and chemical processing, continued to be weak. Results in the third quarter of 2002 included two small, low-margin product lines which have since been sold.

Quarter Ended	9/30/03	9/30/02
($ Millions)

Segment Sales	$79.5	$78.1
Segment Profit	$11.8	$11.1
Segment Margin	14.8%	14.3%

Engineered Products

In the Engineered Products segment, segment profits improved by 10% over 2002 as segment margins increased by 1.5 percentage points to 9.9%. The improvement was primarily due to lower restructuring charges and cost reductions generated by restructuring activities in 2002. The segment’s profitability improved despite a 7% decline in sales, which were lower primarily because there were no shipments of diesel engines at Fairbanks Morse Engine in the third quarter of 2003. Excluding the benefits of foreign exchange, other business units in the segment recorded slightly lower sales, reflecting soft conditions in several of the segment’s industrial markets.

Quarter Ended	9/30/03	9/30/02
($ Millions)

Segment Sales	$89.6	$96.4
Segment Profit	$8.9	$8.1
Segment Margin	9.9%	8.4%

Cash Flows

Cash flows remained strong in the third quarter, as cash balances increased to $94.6 million at September 30, 2003, or by $13.0 million over the levels at June 30, 2003. In the first nine months of 2003, operating activities provided $20.4 million of cash, after working capital requirements of $10.5 million and payments of $17.0 million for asbestos-related claims, net of insurance proceeds. The company used cash of $3.5 million in the third quarter to repurchase TIDES. Cash balances were reduced on October 1 by the acquisition of Pikotek.

Outlook

The company expects market conditions experienced during the third quarter of 2003 to continue into the fourth quarter of the year. However, results should improve over the fourth quarter of 2002 as the company benefits from productivity programs and the inclusion of the operations of Pikotek.

Conference Call Information

EnPro will hold a conference call today, October 30, 2003, at 10:00 a.m. Eastern Time to discuss this release. To participate in the call, dial (800) 811-8845 approximately 10 minutes before the call begins. The call will also be webcast at www.enproindustries.com. A replay of the call will be available on the company’s website or by telephone approximately two hours after the end of the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 767962. The replay will be available on the company’s website and by telephone through November 14, 2003.

Cautions: Forward Looking Statements and Non-GAAP Financial Measures

Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2002 and the Form 10-Q for the quarter ended June 30, 2003, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

This press release presents non-GAAP as adjusted net income for the quarters and nine months ended September 30, 2003 and 2002. Non-GAAP as adjusted net income is not a financial measure under generally accepted accounting principles in the United States. We have included these non-GAAP financial measures because we believe they permit a meaningful comparison of our performance between the periods presented and because they are used by management in evaluating the company’s performance. Because non-GAAP as adjusted net income is not a GAAP financial measure, companies may present similarly titled items determined with differing adjustments. Accordingly, the non-GAAP as adjusted net income presented in this press release should not be used to evaluate our performance by comparison to any similarly titled measures presented by other companies. Included at the end of this press release is a table reconciling each of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation, including the accompanying explanation of estimates and assumptions used by management in making the adjustments.

EnPro Industries, Inc. (NYSE:NPO), with 2002 sales of $710 million and 4,400 employees, is a leader in sealing products, metal polymer bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit our website at www.enproindustries.com.

EnPro Industries, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

For the Quarters and Nine Months Ended September 30, 2003 and 2002
(Stated in Millions of Dollars)

	Quarters Ended		Nine Months Ended

	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002

Sales	$168.8	$174.2	$551.1	$532.7

Operating costs and expenses:
Cost of sales	113.3	122.1	378.5	372.3
Selling, general and administrative expenses	40.8	37.2	121.5	112.8
Asbestos-related expenses	2.9	1.5	8.3	8.5
Restructuring costs	0.3	1.1	0.8	3.1

Total operating costs and expenses	157.3	161.9	509.1	496.7

Operating income	11.5	12.3	42.0	36.0

Interest expense — net	(2.0)	(2.0)	(5.9)	(11.8)
Mark-to-market adjustment for call options	0.2	(10.7)	—	(15.8)
Other income (expenses)	1.5	(0.4)	2.0	(25.6)

Income (loss) before income taxes and distributions on convertible preferred securities of trust	11.2	(0.8)	38.1	(17.2)

Income tax (expense) benefit	(3.9)	0.3	(13.3)	7.7
Distributions on convertible preferred securities of trust	—	—	—	(3.3)

Income (loss) from continuing operations	7.3	(0.5)	24.8	(12.8)

Income from discontinued operations — net of taxes	—	—	—	24.2

Income (loss) before cumulative effect of a change in accounting principle	7.3	(0.5)	24.8	11.4

Cumulative effect of a change in accounting principle, net of taxes	—	—	—	(14.6)

Net income (loss)	$7.3	$(0.5)	$24.8	$(3.2)

Basic earnings per share:
Continuing operations	$0.36	$(0.02)	$1.23	$(0.63)

Net income	$0.36	$(0.02)	$1.23	$(0.16)

Diluted earnings per share:
Continuing operations	$0.35	$(0.02)	$1.21	$(0.63)

Net income	$0.35	$(0.02)	$1.21	$(0.16)

EnPro Industries, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2003 and 2002
(Stated in Millions of Dollars)

	2003	2002

Cash provided by (used in) operating activities of continuing operations:
Income (loss) from continuing operations	$24.8	$(12.8)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Mark-to-market adjustment for call options	—	15.8
Non-operating (income) expenses	(2.0)	25.6
Payments for asbestos-related claims, net of insurance proceeds	(17.0)	(29.5)
Depreciation and amortization	23.0	23.0
Deferred income taxes	5.7	4.1
Decrease (increase) in working capital	(10.5)	5.4
Change in other non-current assets and liabilities	(3.6)	(9.9)

Net cash provided by operating activities of continuing operations	20.4	21.7

Cash provided by (used in) investing activities of continuing operations:
Purchases of property, plant and equipment	(10.9)	(13.6)
Proceeds from sales of assets	2.3	0.8
Purchase of call options	—	(18.2)
Receipt (payment) in connection with acquisitions	(2.5)	3.7

Net cash used in investing activities of continuing operations	(11.1)	(27.3)

Cash provided by (used in) financing activities of continuing operations:
Net additions to (repayment of) debt	0.9	(1.8)
Proceeds from issuance of common stock	0.3	—
Distributions on convertible preferred securities of trust	—	(3.9)
Net transfers (to) from Goodrich	(0.6)	54.3

Net cash provided by financing activities of continuing operations	0.6	48.6

Net cash provided by discontinued operations	—	13.0

Effect of exchange rate changes on cash and cash equivalents	2.9	1.5

Net increase in cash and cash equivalents	12.8	57.5
Cash and cash equivalents at beginning of period	81.8	25.9

Cash and cash equivalents at end of period	$94.6	$83.4

EnPro Industries, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

As of September 30, 2003 and December 31, 2002
(Stated in Millions of Dollars)

	September 30,	December 31,
	2003	2002

Current assets
Cash and cash equivalents	$94.6	$81.8
Accounts and notes receivable	110.8	92.8
Asbestos insurance receivable	86.2	90.0
Inventories	60.0	61.9
Other current assets	23.8	22.4

Total current assets	375.4	348.9

Property, plant and equipment	130.8	136.0
Goodwill and other intangible assets	183.9	185.0
Asbestos insurance receivable	179.4	205.9
Other assets	78.0	79.5

Total assets	$947.5	$955.3

Current liabilities
Current maturities of long-term debt	$0.4	$0.4
Accounts payable	42.3	43.0
Asbestos liability	54.2	78.9
Other accrued expenses	62.7	71.9

Total current liabilities	159.6	194.2

Long-term debt	169.9	170.5
Deferred income taxes	29.6	20.4
Retained liabilities of previously owned businesses	43.4	41.3
Environmental liabilities	33.7	35.0
Asbestos liability	36.8	59.9
Other liabilities	53.5	46.5

Total liabilities	526.5	567.8

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	406.6	406.9
Retained earnings (accumulated deficit)	17.1	(7.7)
Accumulated other comprehensive loss	(1.3)	(10.3)
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	421.0	387.5

Total liabilities and shareholders’ equity	$947.5	$955.3

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Nine Months Ended September 30, 2003 and 2002
(Stated in Millions of Dollars)

Sales

	Quarters Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Sealing Products	$79.5	$78.1	$247.8	$238.7
Engineered Products	89.6	96.4	304.4	295.4

	169.1	174.5	552.2	534.1
Less intersegment sales	(0.3)	(0.3)	(1.1)	(1.4)

	$168.8	$174.2	$551.1	$532.7

Segment Profit
	Quarters Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Sealing Products	$11.8	$11.1	$37.4	$29.7
Engineered Products	8.9	8.1	30.5	28.5

	$20.7	$19.2	$67.9	$58.2

Reconciliation of Segment Profit to Income (Loss) from Continuing Operations

	Quarters Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Segment profit	$20.7	$19.2	$67.9	$58.2
Corporate expenses	(5.1)	(4.2)	(16.0)	(11.4)
Asbestos-related expenses	(2.9)	(1.5)	(8.3)	(8.5)
Interest expense — net	(2.0)	(2.0)	(5.9)	(11.8)
Mark-to-market adjustment for call options	0.2	(10.7)	—	(15.8)
Other income (expenses)	0.3	(1.6)	0.4	(27.9)

Income (loss) before income taxes and distributions on convertible preferred securities of trust	11.2	(0.8)	38.1	(17.2)
Income tax (expense) benefit	(3.9)	0.3	(13.3)	7.7
Distributions on convertible preferred securities of trust	—	—	—	(3.3)

Income (loss) from continuing operations	$7.3	$(0.5)	$24.8	$(12.8)

Segment ROS

	Quarters Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Sealing Products	14.8%	14.3%	15.1%	12.5%
Engineered Products	9.9%	8.4%	10.0%	9.7%

	12.2%	11.0%	12.3%	10.9%

Non-GAAP Supplemental Financial Measures
Reconciliation of GAAP Net Income (Loss) to Non-GAAP “As Adjusted”
Net Income (Unaudited)

     To assist in understanding the performance of our operations, we present supplemental financial measures. The measures do not conform to U.S. generally accepted accounting principles, or GAAP. Earnings or losses as a result of these measures are referred to as “as adjusted.” While we believe that these measures are useful aids in understanding our results in the periods shown and we use these measures internally to evaluate our performance, they should be used only in conjunction with results presented in accordance with GAAP. A table reconciling the “as adjusted” results with the most comparable GAAP measurement follows.

     On May 31, 2002, Goodrich Corporation (“Goodrich”) completed the tax-free spin-off of its Engineered Industrial Products (“EIP”) business to its shareholders (the “Distribution”). Prior to the Distribution, Coltec Industries Inc (“Coltec”), which at that time was a Goodrich subsidiary, owned the EIP business and an aerospace business (“Coltec Aerospace”). During May 2002, Coltec transferred to Goodrich, by way of a dividend, all of the assets, liabilities and operations of Coltec Aerospace. Upon the Distribution, Coltec became a wholly owned subsidiary of EnPro. The financial results prior to the Distribution include the results of Coltec Aerospace and certain other assets and liabilities (and the associated income and expenses) that were retained by Goodrich and not distributed as part of the Distribution.

     In addition, while a part of Goodrich, Coltec was allocated a portion of certain corporate administrative expenses. These expenses were not representative of the level that would have been incurred had Coltec operated as an independent public company during that period.

     During the quarter ended September 30, 2003, the Company repurchased 100,000 shares of the TIDES long-term debt for $3.5 million. The shares had a carrying value of $5 million, resulting in a pre-tax gain of $1.5 million, or $1.0 million after tax, which is included in other income (expenses).

     During the nine months ended September 30, 2002, the Company recorded pre-tax charges of a non-operating nature totaling $25.6 million, or $16.0 million after tax. These charges consisted of two primary components. First, in connection with the Distribution, the Company conducted a review of its process for managing and estimating environmental liabilities. As a result of changes in the Company’s strategies growing out of this review, and in light of recent developments at a number of environmental sites associated with previously divested businesses, the Company increased its environmental reserves by approximately $12 million to reflect an increase in the estimated costs to remediate those sites. Second, based on an adverse court ruling related to severance owed as a result of the closing of a plant in 1982, the Company increased its reserve for this case by approximately $11 million.

     In March 2002, the Company purchased call options on Goodrich common stock to provide protection against the risk that the cash required to finance conversion of the TIDES into Goodrich common stock would exceed the liquidation value of the TIDES. The call options are a derivative instrument and are carried at fair value on the Company’s balance sheets. Changes in fair value are reflected in income. During the quarter ended September 30, 2003, the Company recorded a $0.2 million ($0.1 million after tax) increase in the fair value of these call options. During the quarter and nine months ended September 30, 2002, the Company recorded $10.7 million ($6.7 million after tax) and $15.8 million ($9.9 million after tax) declines, respectively, in the fair value of these call options.

     With respect to the amounts described above, we believe that:

1.	the magnitude of the items is such that it is important for readers of our condensed consolidated financial statements (unaudited) to be aware of these items and the effect that they had on net income (loss) during the periods presented; and

2.	with respect to the mark-to-market adjustments on the call options on Goodrich common stock, the adjustments do not involve any additional cash outlay and are driven by changes in the Goodrich stock price that have no bearing on the Company’s operating activities.

     Based on the factors cited above, we believe that it is helpful in understanding the ongoing operating results to provide non-GAAP supplemental financial measures showing the GAAP results adjusted to eliminate the impact of income and expenses associated with assets and liabilities retained by Goodrich that will have no bearing on our ongoing results in the future. In addition, we believe that the non-GAAP supplemental financial measures are more meaningful if the operating results are further adjusted to approximate what they would have been had we operated as an independent public company during all periods presented, and if we exclude from the GAAP results those items that are not representative of our ongoing operating activities. As a result, we have eliminated the items mentioned above as well as the income from discontinued operations and the cumulative effect of the change in accounting principle for goodwill and other intangible assets.

EnPro Industries, Inc.

Non-GAAP Supplemental Financial Measures — As Adjusted (Unaudited)

For the Quarters and Nine Months Ended September 30, 2003 and 2002
(Stated in Millions of Dollars)

	Quarters Ended		Nine Months Ended

	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2003	2002	2003	2002

GAAP net income (loss)	$7.3	$(0.5)	$24.8	$(3.2)

Eliminate items included in GAAP results (net of tax):

Mark-to-market adjustment for call options (1)	(0.1)	6.7	—	9.9

Other (income) expenses (2)	(1.0)	0.2	(1.3)	16.0

Income tax expense (3)	(0.3)	—	(1.0)	—

Results of discontinued operations (4)	—	—	—	(24.2)

Cumulative effect of a change in accounting principle (5)	—	—	—	14.6

Interest expense on debt retained by Goodrich (6)	—	—	—	5.4

Add items not included in GAAP results (net of tax):

Corporate administrative costs (7)	—	—	—	(0.8)

Non-GAAP “as adjusted” net income	$5.9	$6.4	$22.5	$17.7

EPS — GAAP (basic)	$0.36	$(0.02)	$1.23	$(0.16)

EPS — GAAP (diluted)	$0.35	$(0.02)	$1.21	$(0.16)

EPS — non-GAAP “as adjusted” (basic)	$0.29	$0.32	$1.11	$0.88

EPS — non-GAAP “as adjusted” (diluted)	$0.28	$0.32	$1.10	$0.88

(1)	Represents the net of tax charge (credit) for the mark-to-market adjustments on the call options on Goodrich common stock.

(2)	Represents the net of tax impact of the non-operating amounts discussed previously.

(3)	Represents a reduction in the current year effective tax rate for a tax refund from prior years related to a previously owned business, and an adjustment for other pre-Distribution tax matters.

(4)	Results of discontinued operations were attributable to Coltec Aerospace, which was transferred to Goodrich prior to the Distribution.

(5)	Goodwill was reduced by $23.4 million, before tax, as a result of the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

(6)	Prior to the Distribution, Goodrich offered to exchange new Goodrich debt securities for the Coltec 7 1/2% senior notes. Goodrich acquired $296.9 million of the Coltec 7 1/2% senior notes tendered pursuant to the offer. The $3.1 million of Coltec 7 1/2% senior notes that remained outstanding following completion of the exchange offer continue to be obligations of Coltec. An adjustment has been made in the nine months ended September 30, 2002, to eliminate the interest expense, after tax, on the Coltec 7 1/2% senior notes acquired by Goodrich.

(7)	Represents an adjustment to reflect management’s estimate of the corporate administrative costs that would have been incurred had the Company operated as an independent public company prior to the Distribution.